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CONFIDENTIAL – FINAL
Q2 2009 Earnings Results Discussion
INVESTOR CONFERENCE CALL SCRIPT
Thursday, July 30, 2009
(Joe Ferrara)
Good morning and thank you for joining us to review Tollgrade’s second quarter 2009 results. This morning we will provide an update on our overall activities and recent achievements, cover both the highlights and detail of our second quarter results, and talk about our outlook for the third quarter of 2009. At the end of our comments, we will take any questions you may have.
With me today are Gary Bogatay, our CFO and Treasurer and Jennifer Reinke, one of our in-house attorneys. Jennifer will start us off with a comment on forward-looking statements before we begin. Jennifer...
(Jennifer Reinke)
Good morning. During this conference call we will be making some statements regarding future events or results, including our revenue guidance for the third quarter of 2009, which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934 as amended. Such statements are based on assumptions that involve risks and uncertainties, and actual events or results may differ materially from the forward-looking statements that we are making.
In addition to the factors that we mention today, additional risk factors that could cause actual events or results to differ materially are included in our filings with the SEC, specifically in our Annual Report on Form 10-K for the year ended December 31st, 2008, and in our reports on Form 10-Q. We expressly disclaim any intention to update our forward-looking statements and the estimates and assumptions associated with them at any time, or for any reason. Thank you.

(Joe Ferrara)
Thanks Jennifer. This quarter was a very active one for us in many ways. We reached a number of milestones in our transformation of the business and we continue to execute on our refocused strategy to reposition the Company. We also continue to feel the impacts of the global recession and have spent a significant amount of time talking with our shareholders this quarter.
Similar to what I said at our April 30th conference call, while we have made substantial progress in transforming the Company and have achieved a number of significant milestones, our results do not yet reflect the substantial progress we have achieved, but we are starting to see positive signs in the market and in our business. We continue to drive on many fronts to deliver improved results:
First, as we announced previously, we won a significant managed services contract with a global telecom network equipment manufacturer. Under this new, multi-year managed services agreement, we will provide customer support and engineering services capabilities. The agreement is an important addition to our services business and is a logical step for us as we offer an expanded portfolio of services to our current customers as well as new customers. We expect contract revenue of approximately $20 million over the four-year term based on achievement of specified service levels. To date, we have achieved 100% of the SLAs under the contract. We are in the process of productizing our managed services offering and see multiple opportunities to grow this portion of our business.
Second, we were successful in completing the renewal of all three of the existing customer software maintenance agreements that we highlighted last quarter, for a combined value of over $21 million dollars. We will discuss these contracts in more detail in a few moments.

Third, we divested our cable product lines to private equity buyers here in Pittsburgh. I believe this was the best result for Tollgrade, our cable customers, and the related employees as those products no longer supported our refocused growth strategy. This allows us to continue to focus Tollgrade on our core telecommunications business and step back from an increasingly competitive cable status monitoring market. With the removal of the cable product lines, we expect to see improved gross margins, lower operating expenses, and an improved bottom line.
Fourth, we added two new board members in the past two months, Ed Kennedy and Charlie Hoffman, two very successful and distinguished telecom industry veterans. Both of these new board members bring close to three decades of experience in the telecom market in both hardware & software vendors as well as service providers.
Ed currently serves as the Chairman, Chief Executive Officer, and President of Rivulet Communications, a leading edge medical video networking company that enables medical, government and enterprise customers to effectively transport high-bandwidth, mission-critical and real-time applications over existing IP networks. Ed previously served as President of Tellabs North American Operations and is perhaps best known as the President and Chief Executive Officer and Co-Founder of Ocular Networks, that was ultimately acquired by Tellabs in 2002.
Charlie is the former President and CEO of Covad Communications Group, a leading nationwide provider of integrated voice and data communications and the first enterprise to commercially deploy DSL in the United States. Previously, Charlie was President and CEO of Rogers Wireless, Canada’s national wireless provider. Charlie has also served as President of Sprint PCS’s Northeast Region and held numerous executive and senior management positions with AT&T and SBC during a 16-year tenure.

We are very excited to have attracted board members of the caliber of Ed and Charlie and we expect their extensive industry knowledge and experience to be a tremendous resource to Tollgrade as we continue our transformation efforts to position the Company for long-term growth, a return to profitability and increasing value for investors.
With the additions to our Board of Ed and Charlie, one third of the members of the Tollgrade Board of Directors have extensive telecom industry experience with leading telecom companies such as Ericsson, Marconi, Tellabs, Ocular Networks, Alcatel, Newbridge, Covad, Rogers Wireless, Sprint PCS, AT&T and SBC.
And lastly on our list of milestones, we ended the quarter with almost $64 million dollars in cash and short term investments, representing a per share value of $5.04. This is an increase of $3.9 million dollars since the end of Q1. We believe that our significant cash and short-term investment position provides us with significant financial flexibility and liquidity, an advantage in a tight financial market when we may be presented with attractive investment opportunities.
I’d like to provide some background on our transformational activities. In the beginning of 2008, we embarked on a process to evaluate our strategic alternatives. At the conclusion of this process in September 2008, our Board determined that the most appropriate strategy to enhance value was to emphasize Tollgrade’s service assurance offerings to the telecom market and capitalize on the strength of its current customer relationships as it extended its capabilities to next generation network architectures. Our refocused strategy allows us to leverage our strong embedded base of customers, and enhance the value of our long term relationships and services agreements.

We have been implementing our refocused growth strategy for approximately 9 months, and we have achieved a significant amount in those nine months. And we have plans for continued progress throughout the coming quarters.
With regard to our software development activities, we have been planning, architecting, and coding, and are now into the testing phase to deliver our new software platform. Usually, this is a process that can take up to 18 to 24 months. We have accelerated this process and expect to announce general availability of our first release of the platform after approximately just 12 months of development. We understand the pressure to deliver improved results and we are driving as quickly as possible. Our new software platform will be launched this fall at the broadband world forum in Paris and is just one part of our telecom strategy, leveraging our current software platform capabilities, while providing new features for next generation networks and technologies.
The general economic environment is very challenging. We have felt the impacts of the recession in our quarterly sales levels, but also in the delay of our customers’ capital expense decisions for new projects. In their recent earnings releases, the largest US telecom operators all underscored the impact of the economic conditions......but they are also all focused on areas of growth....wireless, broadband, all-IP services.....and they are all focused on cost management efforts to offset the economic pressures in this challenging environment.
Given this backdrop, we do have visibility into multiple customer projects as we discussed last quarter, but many of these projects have not progressed forward at typical sales cycle speeds. Although we had hoped that some of these projects would begin to move forward in the second half of the year, at this point, we do not expect to see these projects provide incremental revenue in Q3. There is still a possibility for Q4 revenue in some cases, but until we see movement in the decision processes, I hesitate to make definitive statements on timing.
As in the first quarter, our second quarter hardware sales were, again, challenged without significant new deployment projects in the quarter. However, we have entered into formal DigiTest® ICE™ trials with several large incumbent telco’s. We also continue to work on DSL dispatch system opportunities and full service assurance testing solutions. Our trial that we highlighted last quarter with one of our large European customers concluded with a decision that a more focused trial was warranted. We still see significant opportunity with this customer in the future.
We continue to refine our product strategy regarding next generation network requirements for Triple Play service assurance and recently completed an extensive study for Video quality of service and quality of experience requirements. And we also initiated additional research in area of Ethernet. All of these efforts involve both customer and market research and analysis, including conversations directly with customers and market analysts.
It is a tough environment which is challenging for all companies. But we proactively took steps to mitigate the impact of the downturn on our business. We implemented cost reductions, shifted spending toward growth opportunities, prioritized cash conservation, and implemented margin and productivity improvements. We are positioning the company for long term success and growth when the economic environment improves while maintaining the financial flexibility to invest in new opportunities.
We have many proof points on our progress within the business, but to highlight a few key items:
     - One, we have reduced operating expenses by 25 percent representing annualized savings of over $9 million dollars a year

     - Including the impact of the sale of our cable product lines, we have reduced inventory by over $6 million dollars since Q1 of 2008
     - We have increased cash and short term investments to the highest levels since June of 2007
     - We have increased our backlog by 48% in the quarter primarily as a result of successful maintenance renewals and our managed services win.
     - We continued our supply chain improvements. To date, we have reduced our supply chain headcount by more than 50%, while simultaneously reducing our inventory levels and reducing our average order fulfillment lead time from 28 days to 9 days.
Now let’s talk about our second quarter results.
As stated in our earnings release last night, our revenue for the second quarter was within the range of our earlier guidance. However, we continue to feel the impacts of the global recession.
We had higher operating expenses this quarter, including over $800 thousand dollars of extraordinary or one time costs. Without these costs, we would have continued to see the progress in reducing our quarterly loss as compared to the previous two quarters.
We do see positive signs and we believe the actions we have taken will position us well for a return to profitability when the economy and our markets recover. We are weathering the downturn through ongoing cost management and selectively investing resources in support of future revenue.
NOW, MORE SPECIFICALLY ON THE SECOND QUARTER FINANCIAL RESULTS, GARY WILL PROVIDE A FINANCIAL RECAP. GARY...

(Gary Bogatay)
Thanks Joe and good morning. Yesterday, we reported second quarter 2009 revenue of $12 million dollars. Revenue for the quarter landed in the range we expected between $11 and $14 million dollars. As Joe discussed before, our revenue for the second quarter includes $1.4 million dollars in revenue from discontinued operations as a result of the sale of our cable product lines on May 27, 2009.
For the rest of the financial discussion, we will be referring to our continuing operations results and not referencing the activity from the divested cable product lines.
GAAP loss per share from continuing operations for the quarter was ($0.12) cents. The loss per share for the quarter included the effects of non-cash charges for stock-based compensation and severance expenses, which amounted to a ($0.03) cent loss per share. Excluding these charges, the loss per share from continuing operations for the quarter on a non-GAAP basis was ($0.09) cents. As Joe pointed out, the quarterly results also included one time costs in G&A amounting to ($0.06) cents per share which I will cover in a minute.
In comparison, revenue and GAAP loss per share from continuing operations for the second quarter ended June 28, 2008 were $12.1 million and ($0.01) cent, respectively. On a non-GAAP basis, loss per share from continuing operations for the second quarter ended June 28, 2008 was ($0.01) cent.
Gross profit for the second quarter 2009 was $5.2 million dollars, compared to $6.3 million dollars in the second quarter 2008. As a percentage of sales, gross profit was 48.8% in the second quarter 2009, compared to 52.2% in the second quarter 2008. The second quarter of 2009 included $100 thousand dollars of severance charges. Excluding these charges, gross profit as a percentage of sales on a non-GAAP basis for the second quarter 2009 was 49.7%. The lower gross profit percentage of sales is primarily attributable to lower manufacturing volumes and product mix.
Total operating expenses increased $300 thousand dollars to $6.9 million dollars for the second quarter 2009, compared to $6.6 million dollars in the second quarter 2008. Excluding severance and stock compensation expenses from both periods and restructuring expenses during the second quarter 2008, total operating expenses on a non-GAAP basis were $6.7 million dollars and $6.6 million dollars in the second quarter 2009 and 2008, respectively.
On a sequential basis, operating expenses increased by $500 thousand dollars from Q1 of 2009, again, reflecting our unusually high G&A expenses for the quarter.
Selling and marketing expenses were $1.6 million dollars in the second quarter of 2009 verses $1.7 million dollars for the second quarter 2008.
G&A expenses were significantly higher in the quarter, reflecting one time expenses of approximately $800 thousand dollars. Our G&A expenses were $2.8 million dollars for the second quarter 2009, compared to $2.2 million dollars in the second quarter 2008, a $600 thousand dollar increase year over year.
There were two primary reasons for our high G&A expense levels during the second quarter. First, we incurred expenses in connection with our ongoing proxy contest of $300 thousand dollars. We continue to try to manage the levels of these costs. Second, we had one time due diligence costs of $500 thousand dollars in connection with our evaluation of a potential acquisition that we ultimately determined not to pursue beyond the due diligence stage based on our assessment of the business risks involved.

Research and development costs, which include the cost of ongoing customer support, were $2.4 million dollars for the second quarter 2009 compared to $2.6 million dollars in the second quarter 2008. R&D expenses were higher sequentially by almost $400 thousand dollars. The sequential increase in R&D is related to the large application sales in Q1 of 2009 which impacted the amount of R&D costs applied to cost of goods sold. As we discussed last quarter, this re–classification of cost of sales depressed R&D figures for Q109.
The provision for income taxes of approximately $200 thousand dollars consists primarily of taxes on income earned in certain foreign jurisdictions. Based on a review of our tax position at June 27, 2009, we did not record any tax benefit on losses pertaining to our U.S. and foreign operations.
Turning to the balance sheet for a moment, our cash and short term investment balance of $63.9 million dollars was $3.9 million dollars higher than last quarter, largely due to the sale of the cable product lines, but also based on operating cash flow.
The Company’s order backlog for firm customer purchase orders and signed software maintenance contracts was $17.7 million at the end of Q2 2009, compared to a backlog of $15.1 million at the end of Q4 2008. The backlog at the end of Q2 2009 and end of Q4 2008, included approximately $15.6 million and $12.0 million dollars, respectively, related to software maintenance contracts and, in Q2 2009, also our managed services contract. Our backlog specifically for software maintenance contracts has declined sequentially from Q1 even with the signing of the 3 significant renewals because we have 3 additional major software support agreements that have expired or will expire within the next 6 months.
One of these contracts expired at the end of June so the backlog figure does not include any amount from that customer. The other 2 contracts expire at the end of the year. We are currently working to finalize the renewal of the contract that expired in June and expect to complete negotiations during Q3.
On a sequential basis, backlog increased from $12.0 million dollars at March 28, 2009 primarily due to the managed services contract as well as the maintenance renewals signed in the second quarter. The order backlog includes only twelve months of revenue from maintenance agreements and the managed services contract. We expect approximately 32.5% of the current total backlog will be recognized as revenue in the third quarter 2009.
Lastly, on the share repurchase program, we plan to re-enter the market when circumstances permit. We were unable to participate in the repurchase market in the first half of 2009 based on our knowledge of material non-public information relative to the sale of our cable product lines, the acquisition opportunity that we were then evaluating, and the managed services contract negotiations.
That’s a brief review of the financials. Now I’d like to hand it back to Joe for a few minutes to examine our performance by product line and to provide an outlook for the third quarter of 2009....Joe...
(Joe Ferrara)
Thanks Gary. Our System test products include the product families of DigiTest, LDU and N(x)Test and associated software applications and license fees. Sales of system test products were $3.3 million dollars in the second quarter 2009, compared to $5.2 million dollars in the second quarter 2008. Second quarter 2009 sales of system test hardware products were comparatively lower largely as a result of the completion of a major contract in 2008. Overall, system test hardware sales were challenged, as I mentioned earlier, by soft customer capex spending given the tough economic environment.

Overall sales of the Company’s MCU® products, which extend testability into the POTS network, were $800 thousand dollars in the second quarter 2009, compared to $1.2 million dollars in the second quarter 2008. MCU sales from both periods in 2009 and 2008 were extremely low, but we hope to see higher MCU sales in the coming quarters.
Our Services business continues to be a significant and growing source of revenue. Sales from services, which include software maintenance, project management fees, repairs and our new managed services contract, were $6.5 million dollars in the second quarter 2009, compared to $5.7 million dollars in the second quarter 2008, an increase of $800 thousand dollars or 14.0%. The increase is primarily attributable to the Company’s new managed services contract. Excluding our new managed services contract, we continue to feel the negative impact of foreign currency translation differences due to the strength of the U.S. dollar versus last year, an impact of approximately $400 thousand dollars on Services revenue.
To provide more color on our maintenance contacts.....we successfully completed the renewal of maintenance contracts with three existing large customers. These are the contracts that we referenced over the past quarters as we worked to finalize them. Two of the contracts were renewed for 3-year extensions, and one was renewed for a 5-year extension. In total, the contracts represent more than $5 million dollars a year in maintenance revenue. We did not discount the 3-year renewal amounts at all and only provided a minor discount to extend the third contract from a 3- year to a 5-year term. While these discussions took an extended period of time, we held firm and in the end our customers agreed in the value that we provide to maximize their customer satisfaction and lower their operational costs.

Regarding our power utility activities.....since our general availability of the Lighthouse solution in February, we have upgraded many of our current trial systems with new hardware and software. While the trials continue to receive positive response, we are still awaiting feedback on deployment decisions and timing.
However, we have new trials lined up and are in planning stages with customers to design the trial system configurations for their networks. As we discussed last quarter, we do not expect to see significant revenue from these products until late in the year at the earliest.
Now for our Q3 2009 Outlook:
With our strategic initiatives well underway, we are beginning to see how our refocused strategy will better position us for the telecom market recovery. Looking ahead to the third quarter of 2009, we expect revenue to range from $10 million to $12 million dollars, reflecting the removal of the cable product line revenues.
While we are focused on improving profitability and increasing revenue for the long-term, we are in an extremely difficult environment in terms of depressed telecom capital expenditures and the general economy which we believe is impacting our near term revenue outlook. We are continuing to move forward with our transformational efforts that include a software product launch and other strategic initiatives that we expect to be completed before the end of this year.
We expect the rest of 2009 will be difficult as the global recession continues to impact our customers. However, opportunities for 2010 are firming up in our sales outlook and we are beginning to see positive signs in the market, and also in our business which give us confidence in the future.

As Gary pointed out in the discussion of G&A, we did look at a potentially transformational acquisition target that we ultimately did not move forward with. Our initial view and modeling of the combination of the businesses were extremely positive, but based on our extensive due diligence, we concluded that there was too much business risk involved with the transaction. While I don’t like the extraordinarily high G&A expenses related to this due diligence, it supported the correct decision that we reached as a result of that extensive and thorough process.
We continue to work on fully implementing initiatives to improve our results and restore Tollgrade to profitability and growth. The new managed services win, the cable divestiture, and the new products we have in the pipeline are the start of what we hope will be continued momentum for achieving long-term profitable growth.
I know that some of you may have questions. So, at this time I will turn the call over to our conference coordinator Keith who will remind you how to signal for any questions or comments. Keith...
Questions & Answers
If no more questions:
Thanks Keith, if there are no further questions this morning, I want to thank you for your time and interest in Tollgrade. We look forward to our next quarterly update. Thanks and have a great day.
END.

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